EXHIBIT 99.1

                                ELIZABETH ARDEN
                                ---------------

FOR IMMEDIATE RELEASE
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            ELIZABETH ARDEN, INC. COMMENCES TENDER OFFER AND CONSENT
                    SOLICITATION FOR 11 3/4% NOTES DUE 2011
 ~ CALLS FOR REDEMPTION AN ADDITIONAL $20 MILLION OF ITS 10 3/8% SENIOR NOTES ~
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NEW YORK, NEW YORK (DECEMBER 24, 2003) - Elizabeth Arden, Inc. (NASDAQ: RDEN), a
global prestige fragrance and beauty products company, today announced that it has commenced a cash tender offer and consent solicitation for all of its $104,000,000 outstanding principal amount of its 11 3/4% Senior Secured Notes due 2011 (the "11 3/4% Notes"). The tender offer will expire at 12:00 midnight, New York City time, on January 22, 2004, unless extended or earlier terminated.

           The Company also called for redemption $20,000,000 aggregate principal amount of its 10 3/8% Senior Notes due 2007 (the "10 3/8% Senior Notes"). The redemption date will be January 23, 2004.

           The consideration for the tender offer and consent solicitation of the 11 3/4% Notes, the redemption of the 10 3/8% Senior Notes and the expenses and premiums incurred in connection therewith will be funded with the proceeds from a private placement of debt securities that the Company intends to undertake in early January. The redemption of the 10 3/8% Senior Notes is not subject to the private placement of debt securities and will be funded with the Company's revolving credit facility if the tender offer is not consummated.

           In conjunction with the tender offer, Elizabeth Arden is soliciting consents (the "Consents") to the indenture pursuant to which the 11 3/4% Notes were issued to eliminate substantially all of the restrictive covenants, release all of the collateral securing the 11 3/4% Notes and eliminate certain default provisions.

           The total consideration for each $1,000 principal amount of 11 3/4% Notes validly tendered and consenting on or prior to 12:00 midnight, New York City time, on January 7, 2004, unless extended by the Company (the "Consent Date") shall be $1,200. Holders who tender after the Consent Date will receive $1,180 per $1,000 principal amount. Holders may withdraw their tenders and revoke their Consents at any time prior to 12:00 midnight, New York City time, on the Consent Date but not thereafter. Holders who desire to tender their 11 3/4% Notes must consent to the proposed amendments and holders may not deliver Consents without tendering the related 11 3/4% Notes. If the requisite Consents are obtained, payment for 11 3/4% Notes tendered by the Consent Date will be made in same-day funds on the first business day following the closing of the private placement of debt securities. Payment for the remaining 11 3/4% Notes tendered and accepted by the Company is expected to be made in same-day funds on the first business day following the expiration of the tender offer.


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           The tender offer is conditioned on the Company receiving Consents from holders representing at least 85% in aggregate principal amount of the 11 3/4% Notes on or before the Consent Date, as well as obtaining the requisite funding. The Company reserves the option to terminate the tender offer at any time before its expiration date.


           Questions regarding the tender offer may be directed to Marcey Becker, Senior Vice-President, Finance of the Company at (203) 462-5809. Request for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 or (800) 859-8508 (toll-free).

           This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related transmittal documents. Statements in this press release regarding the private placement of debt securities shall not constitute an offer to sell or a solicitation of an offer to buy such securities.

Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Red Door Revealed, Elizabeth Arden green tea, 5th Avenue, ardenBEAUTY, Elizabeth Taylor's White Diamonds, Passion, Forever Elizabeth and Gardenia, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramides and Eight Hour Cream; and the Elizabeth Arden cosmetics line.

Company Contact:        Marcey Becker
                        Senior Vice President, Finance
                        (203) 462-5809

Investor Contact:       Cara O'Brien/Lila Sharifian
                        Financial Dynamics
                        (212) 850-5600

Press Contact:          Stephanie Sampiere
                        Financial Dynamics
                        (212) 850-5600


           In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, key factors set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, that have a direct bearing on our results of operations. We caution that those factors could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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